Friday                                      Media contact:          Ginny Mackin
March 10, 2000                                                      704-383-3715

                                            Investor contact:       Alice Lehman
                                                                    704-374-4139


FIRST UNION PRESIDENT G. KENNEDY THOMPSON NAMED TO ADDITIONAL ROLE OF CHIEF EXECUTIVE OFFICER
EDWARD E. CRUTCHFIELD TO RELINQUISH CEO TITLE FOR HEALTH REASONS;
WILL REMAIN AS CHAIRMAN

CHARLOTTE, NC -- Edward E. Crutchfield, chairman and chief executive officer of First Union Corporation, announced today that for health reasons he will step aside as chief executive officer while retaining his role and responsibilities as chairman of the board of directors of the corporation. At a special meeting of the board of directors today, President G. Kennedy Thompson was named to the additional post of chief executive officer. These changes will become effective at the Annual Shareholders Meeting on April 18, 2000.

"I have every confidence in Ken's ability to successfully lead our company. This is the next step in a succession plan put in place some time ago," Crutchfield said. "During these next months I will devote appropriate energy to treatment for a highly curable form of cancer called lymphoma. While I will continue to be actively involved with the corporation, our board of directors concurs that my first priority at this time must be to give proper attention to my medical situation."

As chairman of the corporation, Crutchfield will continue to oversee an orderly management transition. He will be active as chairman until at least December 31, 2001.

"Ed has taken First Union from $7 billion in assets in 1984 to the formidable nationwide competitor it is today," said Thompson. "It is my honor to continue Ed's vision of the business model he has created for the 21st Century. Clearly, we are feeling the positive momentum he has created throughout our company. I look forward to leading this outstanding organization."

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FIRST UNION PRESIDENT G. KENNEDY THOMPSON NAMED TO ADDITIONAL ROLE OF
CHIEF EXECUTIVE OFFICER, PAGE 2 OF 2

B. F. Dolan, Chairman of the Executive Committee of the First Union Corporation Board of Directors, said "It is a mark of Ed's tremendous leadership that he has cultivated a depth of management, particularly with Ken, who is superbly positioned to now assume the CEO role. The Board has complete confidence in Ed and Ken as they manage this transition. Under their leadership, First Union is extremely well-positioned to build on the success of our business model."

Thompson, 49, joined First Union in 1976 with a B.A. from the University of North Carolina-Chapel Hill where he was a Morehead Scholar and an M.B.A from Wake Forest University. He was named president in 1999. Previously, Thompson was vice chairman of the corporation and head of Global Capital Markets; president, First Union-Florida; senior vice president and head of Human Resources; president, First Union-Georgia; manager of the New York Loan Production Office, manager of the Middle Market Department and head of the Southeast Division.

First Union (NYSE:FTU), with $253 billion in assets at December 31, 1999, is a leading provider of financial services to 16 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 12 East Coast states and the District of Columbia and full-service brokerage offices in 41 states. Online banking products and services can be accessed through www.firstunion.com.



                                     --FTU--